Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Third Quarter 2016 Results

Strong Operational and Safety Performance
Contracted 12 Rig Years
Extended Revolving Credit Facility
Repurchased $189 Million Aggregate Principal Amount of Senior Notes at a Discount
Additional Expense Management Savings
London, England, 26 October 2016 … Ensco plc (NYSE: ESV) today reported earnings per share of $0.28 for third quarter 2016 compared to $1.24 a year ago. Results from discontinued operations were zero cents per share in third quarter 2016 and a loss of $0.10 per share in the year-ago period. Earnings per share from continuing operations were $0.28 for third quarter 2016 compared to $1.34 a year ago.
Several items in continuing operations influenced these comparisons:

•	$18 million or $0.06 per share gain included in third quarter 2016 other income related to the repurchase of $189 million aggregate principal amount of senior notes at a discount

•
$6 million or $0.02 per share of other discrete tax items that reduced the third quarter 2016 tax provision compared to $2 million or $0.01 per share of other discrete tax items that increased the third quarter 2015 tax provision

•
$4 million or $0.01 per share of severance and other restructuring costs in third quarter 2016 contract drilling expense versus $5 million or $0.02 per share of restructuring costs in third quarter 2015 contract drilling expense

•	$129 million or $0.55 per share from early contract terminations for customer convenience included in third quarter 2015 revenue

•	$2 million or $0.01 per share loss on impairment in third quarter 2015

Chief Executive Officer and President Carl Trowell said, “Market conditions remain challenging for the offshore drilling sector due to declining rig demand as customers restrict capital spending. Our focus is on areas we can control — namely operational excellence, capital discipline and expense management. We have made progress on all three fronts with record operational utilization and safety performance, a one-year extension of a portion of our revolving credit facility, incremental debt repurchases to further reduce balance sheet leverage and additional expense savings.”

Through 30 September 2016, Ensco has achieved its best-ever safety performance with a total recordable incident rate of 0.22 and record fleetwide operational utilization of 99%. Effective 4 October 2016, Ensco extended the maturity date for a portion of its revolving credit facility by one year into 2020. Through 30 September 2019, total commitments under the revolving credit facility are $2.25 billion, then $1.13 billion through 30 September 2020. Debt was further reduced through the repurchase of $189 million aggregate principal balance of senior notes at a discount in third quarter 2016.

Additional steps have been taken since mid-year 2016 to reduce the Company's expense base by reducing onshore support personnel and suspending a discretionary compensation plan. In aggregate, these actions are expected to reduce expenses by approximately $50 million on an annualized basis from second quarter 2016 levels: $15 million is reflected in third quarter 2016 results and was incorporated in the Company's prior projections for third quarter 2016, an incremental $15 million is anticipated in fourth quarter 2016 and another $20 million is expected beginning January 2017. This supplements significant expense savings achieved through fleet restructuring during the market downturn.

Third Quarter Results

Continuing Operations
Revenues were $548 million in third quarter 2016 compared to $1.012 billion a year ago, primarily due to a decline in reported utilization to 53% from 62% last year. As noted above, third quarter 2015 revenues included $129 million from early contract terminations. The average day rate for the fleet declined to $184,000 in third quarter 2016 from $232,000 a year ago.

Contract drilling expense declined 31% to $298 million from $434 million last year due to fewer rig operating days and disciplined expense management. Third quarter 2016 contract drilling expense included $4 million of severance and other restructuring costs related to a reduction in onshore support personnel compared to $5 million of restructuring costs a year ago.

Depreciation expense declined to $109 million from $145 million a year ago mostly due to non-cash asset impairments recorded in fourth quarter 2015, partially offset by ENSCO DS-8 joining the active fleet. General and administrative expense declined to $25 million in third quarter 2016 from $28 million last year, due in part to reduced compensation costs, including staff reductions.

Other expense declined to $31 million from $52 million a year ago. The year-to-year comparison was influenced by an $18 million gain on the repurchase of $189 million aggregate principal amount of senior notes at a discount during third quarter 2016. Interest expense in third quarter 2016 was $53 million, net of $12 million of interest that was capitalized, compared to interest expense of $55 million in third quarter 2015, net of $22 million of interest that was capitalized. Excluding discrete tax items, the effective tax rate was 6.0% compared to 12.6% a year ago.

Discontinued Operations
Discontinued operations include one floater and one jackup held for sale, as well as rigs and other assets no longer on the Company’s balance sheet. The net loss from discontinued operations was $1 million for third quarter 2016 compared to $23 million a year ago. Third quarter 2015 results included a $17 million net loss on impairment.

Segment Highlights for Continuing Operations

Floaters
Floater revenues were $319 million in third quarter 2016 compared to $646 million last year. Excluding $129 million from early contract terminations in the year-ago period noted above, revenues declined 38%. This year-to-year decline in revenues was mostly due to lower utilization in the U.S. Gulf of Mexico and a decline in the average day rate to $353,000 from $422,000 a year ago. Reported utilization was 48% compared to 59% a year ago. Adjusted for uncontracted rigs and planned downtime, operational utilization was 99% compared to 95% last year.

Floater contract drilling expense declined 37% to $154 million in third quarter 2016 from $242 million a year ago. Rig operating days declined year-to-year and unit labor and repair and maintenance costs were reduced.

Jackups
Jackup revenues were $214 million compared to $326 million a year ago, mostly due to fewer rig operating days and a decline in average day rates to $109,000 from $134,000 a year ago. Reported utilization was 55% compared to 64% in third quarter 2015. Adjusted for uncontracted rigs and planned downtime, operational utilization in third quarter 2016 was 98.9% compared to 99.8% a year ago.

Contract drilling expense declined to $133 million from $160 million last year. This decline in contract drilling expense was mostly due to fewer rig operating days as well as reduced unit labor and repair and maintenance costs.

Other
Other is composed of managed drilling rigs. Revenues declined to $15 million from $40 million in third quarter 2015. Contract drilling expense declined to $11 million from $31 million a year ago. The completion of three managed jackup contracts drove these revenue and contract drilling expense declines.

	Third Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2016	2015	Chg	2016	2015	Chg	2016	2015	Chg	2016	2015	2016	2015	Chg

Revenues	319.3	646.4	(51)%	213.8	325.8	(34)%	15.1	40.0	(62)%	—	—	548.2	1,012.2	(46)%
Operating expenses
Contract drilling	153.7	242.4	(37)%	133.2	160.0	(17)%	11.2	31.1	(64)%	—	—	298.1	433.5	(31)%
Loss on impairment	—	—	—	—	2.4	nm	—	—	—	—	—	—	2.4	nm
Depreciation	72.9	95.7	(24)%	32.1	44.8	(28)%	—	—	—	4.4	4.7	109.4	145.2	(25)%
General and admin.	—	—	—	—	—	—	—	—	—	25.3	28.4	25.3	28.4	(11)%
Operating income	92.7	308.3	(70)%	48.5	118.6	(59)%	3.9	8.9	(56)%	(29.7)	(33.1)	115.4	402.7	(71)%

Financial Position — 30 September 2016

•	$3.8 billion of contracted revenue backlog excluding bonus opportunities

•	$4.0 billion of liquidity
◦$1.8 billion of cash and short-term investments
◦$2.25 billion available revolving credit facility

•	No debt maturities until second quarter 2019

•	$4.7 billion of long-term debt — down from $5.9 billion at 31 December 2015

•	27% net debt-to-capital ratio (net of $1.8 billion of cash and short-term investments)

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 27 October 2016, to discuss third quarter 2016 results. The call will be webcast live at www.enscoplc.com. Alternatively, callers may dial 1-855-239-3215 from within the United States and +1-412-542-4130 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call 20 minutes before the scheduled start time. Callers may avoid delays by pre-registering to receive a dial-in number and PIN at http://dpregister.com/10082957.

A webcast replay and transcript of the call will be available at www.enscoplc.com. A replay will also be available through 27 November 2016 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10082957).

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 28 years, the Company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the sixth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance, effective tax rate, expected expense savings, day rates and backlog, estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent or letters of award; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); the cancellation of letters of intent or letters of award or any failure to execute definitive contracts following announcements of letters of intent or letters of award; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates; tax matters, including our effective tax rate; cybersecurity risks and threats; and the occurrence or threat of epidemic or pandemic diseases or any governmental response to such occurrence or threat. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:        Sean O’Neill
Vice President - Investor Relations and Communications
713-430-4607

Kevin Smith
Director - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015

OPERATING REVENUES	$548.2	$1,012.2	$2,271.8	$3,235.1
OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	298.1	433.5	1,012.0	1,454.4
Loss on impairment	—	2.4	—	2.4
Depreciation	109.4	145.2	335.1	422.8
General and administrative	25.3	28.4	76.1	88.2
	432.8	609.5	1,423.2	1,967.8
OPERATING INCOME	115.4	402.7	848.6	1,267.3
OTHER INCOME (EXPENSE)
Interest income	3.8	1.0	8.6	6.8
Interest expense, net	(53.4)	(55.3)	(172.5)	(158.9)
Other, net	18.7	1.9	278.3	(28.3)
	(30.9)	(52.4)	114.4	(180.4)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	84.5	350.3	963.0	1,086.9

PROVISION FOR INCOME TAXES	(3.5)	33.2	104.6	168.9

INCOME FROM CONTINUING OPERATIONS	88.0	317.1	858.4	918.0

LOSS FROM DISCONTINUED OPERATIONS, NET	(.7)	(23.3)	(1.8)	(33.6)

NET INCOME	87.3	293.8	856.6	884.4

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(2.0)	(1.8)	(5.4)	(7.4)

NET INCOME ATTRIBUTABLE TO ENSCO	$85.3	$292.0	$851.2	$877.0

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing operations	$0.28	$1.34	$3.07	$3.87
Discontinued operations	—	(0.10)	—	(0.14)
	$0.28	$1.24	$3.07	$3.73

NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$83.5	$287.5	$836.1	$865.2

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	298.6	232.4	272.0	232.2
Diluted	298.6	232.5	272.0	232.2

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$465.4	$121.3
Short-term investments	1,302.0	1,180.0
Accounts receivable, net	352.1	582.0
Other	346.2	401.8
Total current assets	2,465.7	2,285.1

PROPERTY AND EQUIPMENT, NET	10,959.7	11,087.8

OTHER ASSETS, NET	176.9	237.6

	$13,602.3	$13,610.5

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$564.6	$775.5
Current maturities of long-term debt	25.6	—
Total current liabilities	590.2	775.5

LONG-TERM DEBT	4,677.0	5,868.6

OTHER LIABILITIES	354.1	449.2

TOTAL EQUITY	7,981.0	6,517.2

	$13,602.3	$13,610.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Nine Months Ended September 30,

	2016	2015

OPERATING ACTIVITIES
Net income	$856.6	$884.4
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation expense	335.1	422.8
(Gain) loss on debt extinguishment	(279.0)	33.5
Deferred income tax expense	23.6	55.4
Discontinued operations, net	1.8	33.6
Other	7.8	24.1
Changes in operating assets and liabilities	48.9	(179.2)
Net cash provided by operating activities of continuing operations	994.8	1,274.6

INVESTING ACTIVITIES
Purchases of short-term investments	(1,704.0)	(850.0)
Maturities of short-term investments	1,582.0	757.3
Additions to property and equipment	(255.5)	(1,445.8)
Other	7.7	1.4
Net cash used in investing activities of continuing operations	(369.8)	(1,537.1)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(862.4)	(1,072.5)
Proceeds from equity issuance	585.5	—
Cash dividends paid	(8.5)	(105.9)
Proceeds from issuance of senior notes	—	1,078.7
Premium paid on redemption of debt	—	(30.3)
Debt financing costs	—	(10.5)
Other	(2.3)	(8.4)
Net cash used in financing activities	(287.7)	(148.9)

DISCONTINUED OPERATIONS
Operating activities	1.2	(12.7)
Investing activities	6.2	(0.3)
Net cash provided by (used in) discontinued operations	7.4	(13.0)

Effect of exchange rate changes on cash and cash equivalents	(.6)	—

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	344.1	(424.4)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	121.3	664.8

CASH AND CASH EQUIVALENTS, END OF PERIOD	$465.4	$240.4

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Third Quarter		Second Quarter
	2016	2015	2016

Rig Utilization(1)

Floaters	48%	59%	57%
Jackups	55%	64%	63%

Total	53%	62%	61%

Average Day Rates(2)

Floaters	$353,187	$421,903	$359,575
Jackups	109,379	133,619	111,791

Total	$183,537	$232,008	$194,754

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Non-GAAP Financial Measures (Unaudited)
To supplement our condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with a net debt-to-capital ratio. Net debt is a non-GAAP financial measure defined as long-term debt less cash and short-term investments. We review net debt as part of our overall liquidity, financial flexibility, capital structure and leverage, and believe that this measure is useful to investors as part of their assessment of our business. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.